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                                                                 Exhibit 99.1


                        THE DOE RUN RESOURCES CORPORATION

                                    SUITE 300
                               1801 PARK 270 DRIVE
                               ST. LOUIS, MO 63146

Contact:

Steven C. Balet
MacKenzie Partners, Inc.
(212) 929-5500


FOR IMMEDIATE RELEASE

       Doe Run Resources Announces Commencement of Revised Exchange Offer
                            and Consent Solicitation

         St. Louis, MO: SEPTEMBER 23, 2002 The Doe Run Resources Corporation ("Doe Run") announced today that on September 20, 2002 it had commenced a revised Exchange Offer and Consent Solicitation (the "Revised Offer") to exchange all of its outstanding 11.25% Senior Secured Notes due 2005, Series B; 11.25% Senior Notes due 2005, Series B; and Floating Interest Rate Senior Notes due 2003, Series B (collectively, the "Old Notes") for new notes and warrants of Doe Run. An Amended and Restated Exchange Offer, Consent Solicitation and Solicitation of Acceptances dated September 20, 2002 (the "Revised Offering Memorandum") describing the terms of the Revised Offer was distributed to Holders of Old Notes on September 20, 2002 and will be filed as an exhibit to a Current Report on Form 8-K to be filed by Doe Run with the Securities and Exchange Commission later today. The Revised Offer will expire at 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 4, 2002.

         There can be no assurance that Doe Run will be able to consummate the Revised Offer and Consent Solicitation or any of the transactions described in the Revised Offering Memorandum.

         Holders who desire to tender their Old Notes into the Revised Offer and Consent Solicitation must fill out a revised Letter of Transmittal. Holders with questions concerning how to participate in the Revised Offer and Consent Solicitation or wishing to obtain copies of the Revised Offering Memorandum, revised Letters of Transmittal or any other documents relating to the transaction should direct all inquiries to the information agent, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885 (toll-free). Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Revised Offer and Consent Solicitation.



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         This press release is not an offer to purchase any of the Old Notes.
The offer to purchase Old Notes and the Revised Offer will only be made in accordance with the Revised Offering Memorandum.

         Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Doe Run cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: the involvement of Doe Run's secured and unsecured creditors in any restructuring negotiations; competitive pressure in Doe Run's market; business conditions in the mining and lead industry generally; general economic conditions and the risk factors detailed from time to time in Doe Run's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Doe Run does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.

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